FORM OF AMENDMENT AND CONSENT AGREEMENT

THIS AMENDMENT AND CONSENT AGREEMENT (this “Agreement”) is made this ____ day of __________, 2011, by and among Visual Network Design, Inc., a Nevada corporation f/k/a Cahaba Pharmaceuticals, Inc. (“Assignor”), Navesink SPV 1, Inc., a Delaware corporation (“Assignee”), and the undersigned Buyer (as defined below).

W I T N E S S E T H:

WHEREAS, Assignor has sold an aggregate of $300,000 principal amount of 10% Secured Convertible Promissory Notes of Assignor, due March 15, 2012 (the “CAHA Notes”) to certain lenders (the “Buyers”) pursuant to a securities purchase agreement among Assignor and the Buyers (the “Securities Purchase Agreement”) in an offering (the “Note Offering”) which was conducted pursuant to the exemption from registration provided by Rule 506 of Regulation D, Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, to provide DataCom Systems, Incorporated (“Sub Borrower”) with working capital during the negotiation of certain proposed transactions between Assignor and Sub Borrower (the “Transactions”), Assignor used the net proceeds of the Note Offering to provide Sub Borrower, pursuant to a Bridge Loan Agreement between Sub Borrower and Assignor (the “Bridge Loan Agreement”), with a temporary loan in the aggregate principal amount of $300,000 in exchange for a 10% secured bridge loan promissory note (the “DataCom Note”); and

WHEREAS, Sub Borrower and Assignor are no longer contemplating the Transactions and wish to terminate their relationship; and

WHEREAS, Assignor has agreed to assign and Assignee has agreed to assume all of Assignor’s rights, privileges, obligations and duties in connection with the CAHA Notes, as modified hereby, as well as the DataCom Note (collective, the “Assignment”); and

WHEREAS, Assignor, Assignee, Sub Borrower, Crystal Finance LLC (“Crystal”), Jack Bailey (“Bailey), Ken Anderson (“Anderson,” and together with Crystal and Bailey, the “Pledgors”) and Gottbetter & Partners, LLP, in its capacity as collateral agent for Buyers (in such capacity, “Collateral Agent”) are entering into an Assignment and Assumption Agreement of even date herewith (“the Assignment and Assumption Agreement”) to effect the Assignment; and

WHEREAS, each of the Sub Borrower, Pledgors, Buyers and Collateral Agent acknowledge and consent to the Assignment;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I – CAHA NOTES

1.1. Termination of Securities Purchase Agreement.  Effective upon the execution and delivery of the Assignment and Assumption Agreement, the Securities Purchase Agreement is hereby terminated and shall be of no further force and effect.

1.2. Consent to Assignment and Assumption of CAHA Notes. Pursuant to the Assignment and Assumption Agreement, Assignor is assigning to Assignee, and Assignee is assuming from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the CAHA Notes.  Each Buyer hereby consents to such assignment and assumption.

1.3. Amendment and Restatement of CAHA Notes.  Effective immediately following the Assignment, the CAHA Notes are hereby amended and restated in their entirety to read as set forth in Exhibit A hereto.  Each Buyer shall promptly surrender its original CAHA Note to Assignee and shall receive in exchange therefor an amended and restated CAHA Note (the “Note Exchange”).  From and after the date of this Agreement, the CAHA Notes shall represent only the right to receive an amended and restated CAHA Note.  Each Buyer represents and warrants to Assignor and Assignee that it has not transferred its CAHA Note or any interest therein, and covenants to Assignor and Assignee that it shall take no action to transfer any such interest prior to the Note Exchange.

1.4. Consent to Assignment and Assumption of Pubco Security Agreement. Pursuant to the Assignment and Assumption Agreement, Assignor is assigning to Assignee, and Assignee is assuming from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the Pubco Security Agreement among Assignor and Collateral Agent (the “Pubco Security Agreement”).  Each Buyer hereby consents to such assignment and assumption.  Subject to such assignment and assumption, the Pubco Security Agreement shall remain in full force and effect.

1.5. General Release of Assignor.  For and in consideration of the covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Buyers hereby covenants not to sue and hereby fully, finally and forever completely releases Assignor of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown which such Buyer may have or might claim to have against the Assignor for any and all injuries, harm, damages (actual and punitive), costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whenever incurred or suffered by such Buyer arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur on or prior to the date of this Agreement.

ARTICLE II – DATACOM NOTE

2.1. Acknowledgement of Assignment and Assumption of Bridge Loan Agreement and DataCom Note. The parties acknowledge that, pursuant to the Assignment and Assumption Agreement, among other things, (i) Assignor is assigning to Assignee, and Assignee is assuming from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the Bridge Loan Agreement and (ii) Assignor is transferring and assigning to Assignee all of Assignor’s rights title and interest in and to the DataCom Note.

ARTICLE III – MISCELLANEOUS

3.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

3.2. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.

3.3. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

3.4. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the date and year first above written.

ASSIGNOR: VISUAL NETWORK DESIGN, INC. By: _____________________________________ Name: Kenneth Spiegeland Title: Chief Executive Officer	ASSIGNEE: NAVESINK SPV 1, INC. By: _________________________________ Name: Title:
BUYER: _________________________________________ [Signature] _________________________________________ [Print Name]

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